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                                                                   Exhibit 10.17


GEAC


Geac Computer Corporation Limited
4100 Yonge Street, Suite 601
Toronto, Ontario
M2P 2G2
Tel: (416) 642-1960
Fax: (416) 642-1961


April 27, 2001

Arthur Gitajn
69 Woodycrest Avenue
Toronto, Ontario
M4J 3A8

Dear Arthur:

This confirms your appointment to the position of Vice President, Controller, Geac Computer Corporation Limited, effective May 22, 2001. Set out below are the terms of your employment.

You shall serve Geac faithfully to the best of your ability and shall, throughout the term of your employment devote your full working time and attention to the business and affairs of Geac and shall use your best efforts to maintain and advance that business.

DETAILS OF YOUR REMUNERATION

COMPENSATION:

1.   BASE SALARY:        Your annual base salary will be $225,000, which will be
                         paid semi-monthly by direct bank deposit. Your performance will be reviewed annually in accordance with Geac's company wide Annual Review Policy.

2.   INCENTIVE:          You will be eligible for a target annual bonus of 35%
                         of base salary based on performance.

3.   CAR ALLOWANCE:      $640.00 per month

BENEFITS:

1.   VACATION:           You will be entitled to four (4) weeks vacation each
                         fiscal year. Your vacation is to be taken in accordance
                         with Geac's Vacation Policy.
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2.   OTHER BENEFITS:     You will continue to be eligible to enrol in all of
                         Geac's standard employee benefit plans.


STOCK OPTIONS

You will be eligible for stock option awards in accordance with Geac's Stock Option Plan. The amount and timing of such awards will be based upon your performance and expected contribution, subject to the approval of the Board of Directors.

PROPERTY OF GEAC

All equipment, material, written correspondence, memoranda, communication, reports, or other document pertaining to the business of Geac used or produced by you in connection with your employment, or in your possession or under your control, shall at all times remain the property of Geac. You shall return all property of Geac in your possession or under your control, in good condition and within one week of a demand by Geac, or within one week of the termination of your employment.

NON-DISCLOSURE

You shall not, at any time after the date of this Agreement, divulge or communicate to any person any confidential information concerning the business and affairs of Geac acquired in the course of your employment, except if required to do so by your duties, Geac, or the process of law. Your obligation not to disclose confidential information shall survive the termination of your employment.

TERMINATION

If you are guilty of any conduct constituting just cause for dismissal, Geac may terminate your employment by providing you with written notice of termination and your employment and your rights under this Agreement shall terminate on the day the notice is delivered to you.

Geac may terminate your employment for any reason other than cause at any time by providing you with written notice of termination, specifying the date of termination ("Termination Date"). If terminated without cause during the three years of employment following the date of this letter, Geac shall continue to pay you your salary for a period ending of the earlier of nine (9) months after the termination date or the date you commence other employment. Stock options will vest if the vesting date falls prior to the termination date or during the period deemed to be continuation of employment as calculated by the duration of continuation of salary.

If Geac should terminate your employment before 30 August 2002 for any reason other than cause, you will be reimbursed for reasonable relocation expenses in accordance with Company policy for you and your family to return to the United States.
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In the event of a Change in Control and either a Change Affecting Your
Employment within 12 months of a Change in Control or the termination of your employment for reasons other than cause with 12 months of a Change in Control, you will immediately receive a lump sum payment equal to 125% of your aggregate annual compensation (measured by reference to then current annual salary, the current annual car allowance payments and bonus, which shall be the greater of the actual bonus amount paid to you for the immediately preceding fiscal year or the amount of the targeted bonus for the current fiscal year). You will also be paid, credited or reimbursed as the case may be for all unpaid salary (including credit for any vacation earned but not taken), all unpaid bonuses and expenses incurred up to the date of termination. You will also be provided with company medical and dental benefits for the 15 month period following the date of termination or until such time as you find alternative employment. For the purposes of this paragraph, "Change of Control" and "Change Affecting Your Employment" are defined as set out in Schedule A.

If you resign or leave Geac's employ, all vesting of shares ceases and there would be no bonus or severance.

NOTICES

Any notice required or permitted hereunder shall be deemed to be delivered on the date of actual delivery, if delivered personally, or on the date four days after mailing, if delivered by registered mail. In the case of postal disruption, delivery shall be made by way of personal delivery.

This Agreement contains the entire understanding between us. Any and all other oral or written representations, agreements, arrangements or understandings between us are hereby terminated.

Please indicate your acceptance of this offer by signing the enclosed copy of this letter and returning it to my attention.

Sincerely,

"John E. Caldwell"

John E. Caldwell
President and Chief Executive Officer

ACCEPTED:


"Arthur Gitajn"                                         27 April 2001
---------------------------                       ----------------------------
Arthur Gitajn                                     Date

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                                  SCHEDULE "A"


"Change in Control" means the occurrence of one or more of the following events:

1. The sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the Company's assets to any person or company or combination of persons or companies other than to a wholly owned subsidiary of Geac;

2.   The adoption of a plan relating to the liquidation or dissolution of Geac;

3. The acquisition by any person or company or combination of persons or companies acting jointly or in concert of a direct or indirect interest in more than 50 percent of the ownership of Geac or the voting power of the voting shares of Geac by way of a purchase, merger or consolidation or otherwise (other than a creation of a holding company that does not involve a change in the beneficial ownership of Geac as a result of such transaction); or

4. The amalgamation, merger or consolidation of Geac with or into another corporation or the amalgamation or merger of another corporation into Geac with the effect that immediately after such transaction the shareholders of Geac immediately prior to such transaction hold less than 50 percent of the total voting power of all securities generally entitled to vote in the election of directors, managers or trustees of the person surviving such amalgamation, merger or consolidation.

"Change Affecting Your Employment" means any of the following circumstances which are not accepted by the Executive during the 90 day period immediately following the date on which the Executive becomes aware of such circumstances:

1. Any change to the Executive's employment conditions which would significantly reduce the nature or status of the Executive's responsibilities;

2. A reduction by the Company in the Executive's annual compensation as of the date of the Change in Control;

3. The failure by the Company to continue in effect for the Executive's benefit any perquisites or participation in any employee benefit plan to which other employees of the Company are entitled, to the same extent to which any other employees enjoy such benefits; or

4. Any other change which would constitute "constructive dismissal" under applicable law.